Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS: Michael Laffin (Media)
724.514.1968
Dan Crookshank (Investors)
724.514.1813
Mylan Reports Adjusted Diluted EPS of $0.33 for the Quarter and $1.30 for the
Year Ended Dec. 31, 2009
Mylan Projects Top-Line CAGR of 15% and Revenues in Excess of $8.5 Billion in 2013
Mylan Projects Adjusted Diluted EPS CAGR of 20% and Adjusted Diluted EPS in Excess of $2.75 in 2013
Mylan Reaffirms 2010 Adjusted Diluted EPS Guidance of $1.50 — $1.70
PITTSBURGH – February 25, 2010–Mylan Inc. (NASDAQ: MYL) today announced its financial results for the three and twelve months ended December 31, 2009.
Financial Highlights
•	Adjusted diluted earnings per share (EPS) of $0.33 and $1.30 for the three and twelve months ended December 31, 2009, compared to $0.26 and $0.80 for the same prior year periods;

•	Total revenues of $1.35 billion for the three months ended December 31, 2009;

•	Total revenues of $5.09 billion for the year ended December 31, 2009;

•	On a GAAP basis, earnings per diluted share of $0.01 for the three months ended December 31, 2009;

•	On a GAAP basis, earnings per diluted share of $0.30 for the year ended December 31, 2009.
Mylan’s Chairman and CEO Robert J. Coury commented: “I’m pleased to report very strong fourth quarter results capping off another extremely successful year, our second full year of operating the New Mylan. With that said, we are reaffirming our 2010 guidance of $1.50 to $1.70, which I fully expect will translate into an industry-leading EPS growth rate over the 2008 to 2010 period. I anticipate that this strong growth will continue, and we are projecting revenues in excess of $8.5 billion in 2013, representing a top-line CAGR of 15%, from 2010. We are also projecting EPS in excess of $2.75 in 2013, which represents a CAGR of 20%. Additionally, I fully expect we will be able to deliver EPS in excess of $2 in 2011. We also anticipate generating cumulative operating cash flows of approximately $4 billion by the end of 2013. With that said, we expect to continue to lead the sector in EPS growth, which we believe will benefit all shareholders and other stakeholders.”
Coury continued: “The most important aspect of our expected growth is that it is predominantly organic and all of the work necessary to achieve these results is already completed, or will be by the end of 2010. Primary drivers of this future growth include portfolio expansion, increased diversification, additional operational efficiencies, further deleveraging of our balance sheet, additional investment in our infrastructure and, of course, our unwavering commitment to quality and excellence. This anticipated growth is even more impressive considering that it does not include any M&A activity or any meaningful contribution from generic biologics or our future generic Copaxone launch, which could only provide additional upside after the expiration of the 30-month stay in March 2012.”
Heather Bresch, Mylan’s President added: “The effort that we have put forth in transforming Mylan into a fully-integrated, globally diverse operation is clearly evident in the powerful financial results for 2009. The foundation of our robust 2009 results was the strength and diversity of our base business, which was augmented by a voluminous number of new product launches throughout the world, the ongoing benefit of synergies and operational efficiencies and an enhancement of our customer base as a result of our enduring reputation as a reliable source of supply.”
Financial Summary
Mylan previously had three reportable segments, “Generics”, “Specialty” and “Matrix.” The Matrix Segment had consisted of Matrix Laboratories Limited (Matrix), which was previously a publicly traded company in India, in which Mylan held a 71.2% ownership stake. Following the acquisition of approximately 25% of the remaining interest in Matrix and its related delisting from the Indian stock exchanges, Mylan now has two reportable segments, “Generics” and “Specialty.” We changed our segments to align with how the business is being managed after those changes. The former Matrix Segment is included within the Generics Segment. Information for earlier periods has been recast.
Total revenues for the quarter ended Dec. 31, 2009 increased $148.7 million, or 12% to $1.35 billion from $1.20 billion in the same prior year period. Revenues in the current quarter were favorably impacted by the effect of foreign currency translation, reflecting a weaker U.S. dollar. Translating current year revenues at prior year exchange rates would have resulted in operational year-over-year revenue growth, excluding foreign currency, of $70.3 million, or approximately 6%.
Generics revenues, which are derived from sales in North America, Europe, the Middle East and Africa (collectively, EMEA), and Asia Pacific were $1.29 billion in the current quarter, compared to $1.13 billion in the same prior year period.
Total revenues from North America were $545.0 million for the three months ended December 31, 2009, compared to $561.7 million for the same prior year period, representing a decrease of 3%. Prior year revenues included a substantial contribution from levetiracetam, which was launched by Mylan in November 2008. Additional generic competition on levetiracetam entered the market in mid-January 2009.
Helping to offset some of the effect of this additional competition were products launched in North America subsequent to December 31, 2008, which contributed revenues of approximately $81 million, including lansoprazole delayed-release (“lansoprazole DR”) capsules, 15 mg and 30 mg, the generic version of Tap Pharmaceuticals’ proton pump inhibitor Prevacid® DR Capsules.
Total revenues from EMEA were $481.8 million in the current quarter, compared to $372.2 million in the same prior year period, an increase of 29%. Excluding foreign currency, calculated as described above, EMEA operational revenues increased by approximately 19% over the prior year period. Higher revenues were realized in most major European markets, including record quarterly revenues in France, EMEA’s largest market, Spain and Italy. In France, increased revenues were the result of higher volumes and new product launches. New product launches were also primarily responsible for the increase in revenues in Spain, while regulatory changes which resulted in a favorable impact on pricing drove sales in Italy. In the U.K., prior period revenues were negatively impacted by excess supply that existed in the market at that time.
Sales in Asia Pacific are derived from Mylan’s operations in India, Australia, Japan and New Zealand. Asia Pacific revenues were $309.1 million in the current quarter, compared to $232.3 million in the same prior year period, an increase of 33%. Excluding foreign currency, calculated as described above, operational sales increased approximately 20%, primarily driven by increased sales in Japan and India. Also contributing to the increase in Asia Pacific revenues are higher third-party sales of active pharmaceutical ingredients (API). API is also sold to Mylan subsidiaries in conjunction with our vertical integration strategy.

Specialty, consisting of Mylan’s Dey business, which focuses on the development, manufacture and marketing of specialty pharmaceuticals in the respiratory and severe allergy markets, reported total revenues of $87.5 million for the current quarter, an increase of 8% from $81.2 million for the three months ended December 31, 2008, led by Perforomist® Solution, Dey’s Formoterol Fumarate Inhalation Solution (Perforomist Solution). Sales of Dey’s EpiPen® Auto-Injector were consistent on a year over year basis and, as has been previously noted, fourth quarter sales of the EpiPen Auto-Injector are seasonally the lowest.
Included in total Specialty revenues for the three months ended December 31, 2009 and 2008, are intersegment revenues of $25.6 million and $3.7 million. The increase in the current year reflects an increase in sales of generic products to North America through greater horizontal integration.
Consolidated gross profit for the three months ended December 31, 2009, was $516.0 million and gross margins were 38.2%, compared to gross profit of $394.7 million and gross margins of 32.8% in the same prior year period. Gross profit in both periods is negatively impacted by certain purchase accounting related items totaling $72.4 million and $145.6 million for the quarters ended December 31, 2009 and 2008, which consisted primarily of incremental amortization related to purchased intangible assets and step-up in inventory. Excluding these amounts from both periods, gross margins were 43.5% in the current year compared to 44.9% in the prior.
Earnings from operations were $60.0 million for the three months ended December 31, 2009, compared to $34.6 million for the same prior year period.
During the three months ended December 31, 2009, the Company recorded net unfavorable litigation charges of $114.2 million. This amount consisted of a charge of $160.0 million related to a settlement in principle to resolve certain claims relating to the Company’s outstanding pricing litigation, as well as to reserve for remaining pricing lawsuits to which the Company is a party, partially offset by litigation-related recoveries. The settlement is contingent upon execution of definitive settlement documents, and federal government and court approval. Excluding the impact of litigation and purchase accounting related items in both periods, as mentioned above, earnings from operations were $246.6 million compared to $196.9 million, an increase of $49.7 million or 25% over the prior year. This increase in operating income in the current quarter is due primarily to increased sales and gross profit, as discussed above, as operating expenses (R&D and SG&A) in total remained consistent.
R&D expense decreased by $5.3 million in the current quarter, and is reflective of certain restructuring activities undertaken by the Company with respect to the previously announced rationalization and optimization of the global manufacturing and research and development platforms. SG&A expense increased by $3.6 million in the quarter primarily due to the unfavorable impact of foreign exchange. Excluding this impact, SG&A costs decreased, also primarily as a result of restructuring programs with respect to the realignment of the Dey business and the right-sizing of certain businesses in markets outside of the U.S.
Interest expense for the three months ended December 31, 2009, totaled $78.3 million compared to $98.4 million for the three months ended December 31, 2008. The decrease is due to the reduction of our outstanding debt balance, through repayments made in December 2008 and throughout 2009, as well as lower overall interest rates. In March 2009, we pre-paid all of our 2010 scheduled debt maturities on our term loans, and in December 2009 we pre-paid all of our 2011 scheduled debt maturities. Included in interest expense for the three months ended December 31, 2009 and 2008 are $11.2 million and $10.9 million of accretion of the discounts on our convertible debt instruments. Other income, net, for the current quarter was a loss of $7.6 million compared to $9.2 million in the same prior year period. Other income, net, in the current period includes a loss of $11.7 million on Matrix’s sale of a subsidiary.
Total revenues for the year ended December 31, 2009 were $5.09 billion compared to $5.14 billion for the prior year. Included in total revenues in the prior year was other revenue of $468.1 million of previously deferred revenue related to the sale of our rights in Bystolic™. Excluding other revenue from both years, net revenue increased by $384.2 million, or 8% from $4.63 billion in the prior year to $5.02 billion in 2009.
Net revenues in the current year were unfavorably impacted by the effect of foreign currency translation, primarily reflecting a stronger U.S. dollar. Translating current year revenues at prior year exchange rates would have resulted in year-over-year operational revenue growth of $558.9 million, or approximately 12%.
Generics revenues were $4.70 billion in the year ended December 31, 2009, compared to $4.29 billion in the prior year.
Total revenues from North America were $2.18 billion for the year ended December 31, 2009, compared to $1.87 billion for the prior year, representing an increase of 16%. This increase was the result of new product revenue of approximately $322.5 million, mainly Divalproex Sodium Extended-Release tablets, Mylan’s version of Abbott Laboratories’ Depakote® ER.
With respect to existing products, higher volumes, primarily due to Mylan’s ability to remain a source of stable supply as certain competitors experienced regulatory and supply issues, nearly offset the unfavorable pricing that resulted from the loss of exclusivity and increased competition on certain products.
Mylan’s position as a stable and reliable source of supply to the market resulted in continued strong sales and gross profit from the Fentanyl Transdermal System (Fentanyl), Mylan’s AB-rated generic alternative to Duragesic®, despite the entrance into the market of additional generic competition.
Total revenues from EMEA were $1.66 billion in the current year, compared to $1.64 billion in the prior year. Excluding the impact of foreign exchange, EMEA operational revenues would have increased by approximately 8%. Increased revenues from new product launches in France and Spain, favorable pricing in Italy, and a full year of revenue contribution from the Central and Eastern European businesses acquired in June 2008, served to offset lower revenues brought about by continued pricing pressures in certain European markets, including Germany.
Total revenues in Asia Pacific were $1.0 billion in the current year, compared to $911.1 million in the prior year period, an increase of 10%. Excluding the impact of the foreign exchange, operational sales in the current year increased by approximately 17%. The increase in Asia Pacific was primarily realized by strong, double-digit growth in India, driven by higher sales of both generics and API, as well as increased sales in Japan.
Specialty reported total revenues for 2009 of $455.7 million, an increase of $38.5 million or 9% from $417.2 million for the prior year. Increased sales of Dey’s EpiPen® Auto-Injector and Perforomist Solution in the current year were partially offset by lower sales of DuoNeb® as a result of the unfavorable impact of generic competition, which first entered the market in 2007.
Consolidated gross profit for the year ended December 31, 2009, was $2.07 billion and gross margins were 40.7%, compared to gross profit of $2.07 billion and gross margins of 40.3% in the prior year. Excluding Bystolic and the effect of certain purchase accounting related items described above, which totaled $282.5 million and $481.4 million for the year ended December 31, 2009 and 2008, gross margins were 46.3% in the current year, compared to 44.6% in the prior.
Earnings from operations were $523.4 million for 2009, which included net unfavorable litigation charges of $225.7 million. For 2008, earnings from operations were $297.9 million, which included a goodwill impairment charge of $385.0 million, and unfavorable litigation charges of $16.6 million. Excluding these items, as well as the impact of the Bystolic revenue in 2008 and the purchase accounting related items in both periods, as mentioned above, earnings from operations for 2009 were $1.03 billion compared to $712.8 million for the prior year, an increase of 45%.
This increase in operating income in the current year is due to increased revenue and gross profit, as well as lower overall operating expenses, which decreased as a result of the favorable effect of the stronger U.S. dollar and by synergies realized as a result of ongoing restructuring initiatives. In addition, SG&A in the prior year included higher costs as a result of a greater amount of activity associated with the integration of the former Merck Generics business.
Interest expense for calendar year 2009 totaled $318.5 million compared to $380.8 million for calendar year 2008. The decrease is due to the reduction in the Company’s outstanding debt balances, through repayments made in December 2008 and throughout 2009, as previously discussed, as well as lower overall interest rates. Included in interest expense for 2009 and 2008 were $42.9 million and $29.5 million of accretion of the discounts on the Company’s convertible debt instruments. Other income, net, for 2009 was $22.1 million, versus $11.3 million for the same period in the prior year.
EBITDA, which is defined as net income (loss) (excluding the non-controlling interest and income from equity method investees) plus income taxes, interest expense, depreciation and amortization, was $156.6 million for the quarter ended December 31, 2009 and $947.9 million for the year then ended. After adjusting for certain items as further discussed below, adjusted EBITDA was $311.5 million and $1.25 billion for the three and twelve month periods.
The Company’s cash position remains strong at December 31, 2009, with cash and short-term investments of over $400 million driven by cash provided by operating activities of $605.1 million for the year ended December 31, 2009. Cash used in investing activities for 2009 was $335.0 million, which primarily consisted of $187.4 million of cash paid for acquisitions, net of proceeds from dispositions, of which $182.2 million was spent to acquire the additional shares of Matrix, and capital expenditures of $154.4 million. Cash used in financing activities was $454.4 million for 2009, which included cash dividends of $139.0 million paid on the Company’s preferred stock, and repayments made on long-term debt in the amount of $350.0 million.
Non-GAAP Financial Measures
Mylan is disclosing non-GAAP financial measures when providing financial results. Primarily due to acquisitions, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Mylan is disclosing non-GAAP results that exclude items such as amortization expense and other costs directly associated with the acquisitions as well as certain other expense and revenue items in order to supplement investors’ and other readers’ understanding and assessment of the company’s financial performance because the Company’s management uses these measures internally for forecasting, budgeting and measuring its operating performance. In addition, the company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA is appropriate to provide additional information to investors to demonstrate the Company’s ability to comply with financial debt covenants (which are calculated using a measure similar to adjusted EBITDA) and assess the Company’s ability to incur additional indebtedness. Whenever Mylan uses such a non-GAAP measure, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most closely applicable GAAP measure set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.

Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS to adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS for the three and twelve months ended December 31, 2009 and 2008 (in millions, except per share amounts):

	Three months ended			Three months ended		Twelve months ended		Twelve months ended
	December 31, 2009			December 31, 2008		December 31, 2009		December 31, 2008
GAAP net earnings (loss) attributable to Mylan Inc. and diluted GAAP EPS	$4.1		$0.01	$(54.5)	$(0.18)	$93.5	$0.30	$(335.1)	$(1.10)
Purchase accounting related amortization (a)	72.4			82.0		282.5		415.6
Impairment charges (b)	—			70.4		—		457.5
Bystolic Revenue	—			—		—		(468.1)
Acceleration of deferred revenue (c)	—			—		(28.5)		—
Litigation settlements, net	114.2			16.5		225.7		16.5
Interest accretion of convertible debt discount	11.2			10.9		42.9		29.5
Integration and other special items (d)	40.8			67.5		100.1		158.8
Tax effect of the above items (e)	(135.0)			(107.8)		(272.5)		(30.6)
Preferred dividend	34.8	(f)		35.0 (f)		139.0 (f)		—

Adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS	$142.5		$0.33	$120.0	$0.26	$582.7	$1.30	$244.1	$0.80

(a)	This amount, which is included in cost of sales, includes amortization expense related to purchased intangible assets as well as amortization of the inventory step-up related to the acquisition of the former Merck Generics business.

(b)	Impairment charges for the three months ended Dec. 31, 2008, relate primarily to certain non-core, insignificant, third-party manufactured products. Of this amount, $63.6 million is included in cost of sales and the remainder in other income, net. The twelve months ended Dec. 31, 2008, also includes the $385.0 million goodwill impairment charge and additional impairment charges of $2.1 million which are included in cost of sales.

(c)	This amount consists primarily of the acceleration of the recognition of revenue related to certain product development agreements and is included in other revenue on the statement of operations.

(d)	Integration and other special items include charges principally related to the acquisition and integration of the former Merck Generics business (e.g., professional and consulting fees, retention and other expenses) as well as certain restructuring charges.
-	For the three months ended Dec. 31, 2009, $5.1 million of these expenses, net, are included in cost of sales, $16.1 million are included in SG&A, $1.1 million are included in R&D, $11.7 million in other income, net, and the remainder represents an adjustment to amounts attributable to the noncontrolling interest.

-	For the three months ended Dec. 31, 2008, $36.5 million of these expenses, net, are included in cost of sales, $24.7 million are included in SG&A, $5.7 million are included in R&D and the remainder in other income, net.

-	For the twelve months ended Dec. 31, 2009, net expense items of $33.5 million are included in cost of sales, $49.6 million are included in SG&A, $22.7 million are included in R&D and $9.9 million represents an adjustment to amounts attributable to the noncontrolling interest. Additionally, net income items of $2.3 million are included in net revenues and $13.3 million are included in other income, net.

-	For the twelve months ended Dec. 31, 2008, $53.4 million of these expenses, net, are included in cost of sales, $90.7 million are included in SG&A, $14.4 million are included in R&D and the remainder in other income, net.

(e)	In addition to the tax effect, which is calculated assuming an annual adjusted effective tax rate for the resulting adjusted earnings, and results in an effective tax rate on adjusted earnings of 30% including the impact of any tax synergies, included in this line item is an income tax benefit of approximately $65.0 million related to losses recognized as a result of reorganizations among certain of our foreign subsidiaries.

(f)	Adjusted diluted EPS for the three months ended December 31, 2009, the three months ended December 31, 2008 and the year ended December 31, 2009, were calculated under the “if-converted method” which assumes conversion of the company’s preferred stock into 125.2 million, 152.8 million and 142.7 million shares of common stock, respectively, based on an average share price, and excludes the preferred dividend from the calculation. The “if-converted” method was more dilutive to adjusted diluted EPS for the three months ended December 31, 2009, the three months ended December 31, 2008 and the year ended December 31, 2009, by approximately $0.02 per share, $0.02 per share and $0.15 per share, respectively.
Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. to adjusted EBITDA for the three and twelve months ended December 31, 2009:

	Three months ended	Twelve months ended
	December 31, 2009	December 31, 2009
GAAP net earnings attributable to Mylan Inc. before preferred dividends	$38.9	$232.6
Add/(Deduct):
Net contribution attributable to the noncontrolling interest and equity method investees	8.5	16.4
Income taxes	(73.3)	(20.8)
Interest expense	78.3	318.5
Depreciation and amortization	104.2	401.2

EBITDA	$156.6	$947.9
Add Adjustments:
Non-cash stock-based compensation expense	7.6	31.2
Litigation settlements, net	114.2	225.7
Integration and other special items	33.1	49.6

Adjusted EBITDA	$311.5	$1,254.4

Conference Call
Mylan will host a conference call and live webcast today, Thursday, February 25, 2010, at 10:00 a.m. ET, in conjunction with the release of its financial results. The dial-in number to access the call is 888.572.7033 or 719.457.2732 for international callers. A replay, available for approximately seven days, will be available at 888.203.1112 or 719.457.0820 for international callers with access pass code 9154666. To access a live webcast of the call, and the accompanying presentation, please log on to Mylan’s Web site (www.mylan.com) at least 15 minutes before the event is to begin to register and download or install any necessary software. A replay of the webcast will be available on www.mylan.com for approximately seven days.
About Mylan
Mylan Inc. ranks among the leading generic and specialty pharmaceutical companies in the world and provides products to customers in more than 140 countries and territories. The company maintains one of the industry’s broadest and highest quality product portfolios supported by a robust product pipeline; operates one of the world’s largest active pharmaceutical ingredient manufacturers; and runs a specialty business focused on respiratory, allergy and psychiatric therapies. For more information, please visit www.mylan.com.
Forward Looking Statements
This press release includes statements that constitute “forward-looking statements”, including with regard to the company’s future operations, its earnings expectations and its anticipated growth. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: challenges, risks and costs inherent in business integrations and in achieving anticipated synergies; the effect of any changes in customer and supplier relationships and customer purchasing patterns; general market perception of the acquisition of the former Merck Generics business; the ability to attract and retain key personnel; changes in third-party relationships; the impacts of competition; changes in economic and financial conditions of the company’s business; uncertainties and matters beyond the control of management; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors set forth in the company’s Report on Form 10-Q, for the quarter ended September 30, 2009, and in its other filings with the SEC. Further, uncertainties or other circumstances, or matters outside of the company’s control between the date of this release and the date that its Form 10-K for the year ended December 31, 2009 is filed with the SEC could potentially result in adjustments to reported results. The company undertakes no obligation to update statements herein for revisions or changes after the date of this release.

Mylan Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Period Ended December 31,
	Three Months		Year
	2009	2008	2009	2008
		As Adjusted*		As Adjusted*
Revenues:
Net revenues	$1,335,526	$1,190,557	$5,015,394	$4,631,237
Other revenues	16,291	12,598	77,391	506,348

Total revenues	1,351,817	1,203,155	5,092,785	5,137,585
Cost of sales	835,826	808,501	3,018,313	3,067,364

Gross profit	515,991	394,654	2,074,472	2,070,221

Operating expenses:
Research and development	72,593	77,897	275,258	317,217
Impairment loss on goodwill	—	—	—	385,000
Selling, general and administrative	269,191	265,532	1,050,145	1,053,485
Litigation settlements, net	114,187	16,634	225,717	16,634

Total operating expenses	455,971	360,063	1,551,120	1,772,336

Earnings from operations	60,020	34,591	523,352	297,885
Interest expense	78,287	98,374	318,496	380,779
Other income, net	(7,622)	(9,246)	22,119	11,337

(Loss) earnings before income taxes and noncontrolling interest	(25,889)	(73,029)	226,975	(71,557)
Income tax (benefit) provision	(73,312)	(51,512)	(20,773)	128,550

Net earnings (loss)	47,423	(21,517)	247,748	(200,107)
Net (earnings) loss attributable to the noncontrolling interest	(8,519)	1,765	(15,177)	4,031

Net earnings (loss) attributable to Mylan Inc. before preferred dividends	38,904	(19,752)	232,571	(196,076)
Preferred dividends	34,759	34,799	139,035	139,035

Net (loss) earnings attributable to Mylan Inc. common shareholders	$4,145	$(54,551)	$93,536	$(335,111)

Earnings (loss) per common share attributable to Mylan Inc.
common shareholders:
Basic	$0.01	$(0.18)	$0.31	$(1.10)

Diluted	$0.01	$(0.18)	$0.30	$(1.10)

Weighted average common shares outstanding:
Basic	305,797	304,525	305,162	304,360

Diluted	309,396	304,525	306,913	304,360

*	Adjusted to reflect the adoption of accounting guidance with respect to convertible debt instruments and noncontrolling interests

Mylan Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	December 31, 2009	December 31, 2008
		As Adjusted*
Assets:
Current assets:
Cash and cash equivalents	$380,516	$557,147
Restricted cash	47,965	40,309
Available-for-sale securities	27,559	42,260
Accounts receivable, net	1,234,634	1,164,613
Inventories	1,114,219	1,065,990
Other current assets	480,493	304,354

Total current assets	3,285,386	3,174,673
Intangible assets, net	2,384,848	2,453,161
Goodwill	3,331,247	3,161,580
Other non-current assets	1,800,253	1,620,445

Total assets	$10,801,734	$10,409,859

Liabilities:
Current liabilities	$1,718,147	$1,544,650
Long-term debt	4,984,987	5,078,937
Other non-current liabilities	953,402	999,431

Total liabilities	7,656,536	7,623,018
Noncontrolling interest	14,052	29,108
Mylan Inc. shareholders’ equity	3,131,146	2,757,733

Total liabilities and equity	$10,801,734	$10,409,859

*	Adjusted to reflect the adoption of of accounting guidance with respect to convertible debt instruments and noncontrolling interests